The Shareholders and Trustees
WM Variable Trust

In connection with our audits of WM Variable Trust (the Trust) for the period ended December 31, 2006, we have the following matters to report to you pursuant to Statement on Auditing Standards No. 61, Communication With Audit Committees, and Statement on Auditing Standards No. 90, Audit Committee Communications, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants:

1.	Our independent auditors' reports accompanying the financial statements outline our
responsibilities and management's responsibilities. Generally, our responsibility is to express an opinion, based on our audit, on financial statements that are the responsibility of management.

The basis for our opinion lies in conducting our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards are designed to provide reasonable, rather than absolute, assurance that the financial statements are free of material misstatement. As part of our audit, we are required by these standards to make a study and evaluation of the system of internal accounting controls to determine the nature, timing and extent of the auditing procedures necessary for expressing an opinion on the financial statements.

2.	With respect to significant accounting policies:

a.	Note 2 to the financial statements discusses the significant accounting policies of the Trust.

b.	No significant changes were made during the past year in the accounting policies as disclosed.

d.	There are no significant areas where alternative accounting
policies exist.

3.	With respect to management judgments and accounting
estimates:

	The valuation of certain thinly traded securities which are priced under Rule 2a-4 is subject to estimates and judgments made by the Trust's independent pricing service. Additionally, the extent to which management challenges the prices obtained from the pricing service, or chooses one pricing service over another, is a matter of judgment on the behalf of management.

The Trust's practices in these areas result in a reasonable level of quality related to the reporting of financial results, and have not changed during the past year.

4.	There were several recorded reclassification entries related to failed trades and no
unrecorded adjustments as a result of our audits.

5.	We will review proxy statements, when applicable, and
Registration Statements and
Post Effective Amendments as they become available and we will include our consent and independent auditors' report, when necessary.

	The purpose of our review of these documents is to ensure that the information contained therein is not inconsistent with the audited financial statements and that, to the best of our knowledge, the documents contained no apparent material misstatement of fact.

6.	We had no disagreements with management.

7.	Based on inquiry with management, we were not aware of any
discussions which management had with other accountants regarding accounting issues.

8.	We did not discuss any major accounting issues with
management before we were retained as auditors. However, it is our practice to discuss major accounting, tax, and business developments with management as they arise throughout the year.

9. We did not encounter any difficulties in performing our audits and we received the complete cooperation of management.

This report is intended solely for the use of the Shareholders and Trustees, and management and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Ernst & Young LLP

Des Moines, Iowa
February 22, 2007